Exhibit 10.6 (b)


                       RESOLUTIONS APPROVING AN AMENDMENT
                     TO THE AIR PRODUCTS AND CHEMICALS, INC.
              DEFERRED COMPENSATION PLAN FOR DIRECTORS (THE "PLAN")


     WHEREAS, it has been recommended to the Board of Directors by the Nominating and Corporate Governance Committee that the Plan be amended to permit directors to transfer rights under the Plan to the payment of deferred compensation and earnings thereon by gift to, or to trusts for the benefit of, their family members;

     NOW,  THEREFORE,  BE IT RESOLVED,  that effective 20 September  2001,  Plan
Section 11 shall be, and it hereby is, amended and restated in its entirety to read as follows:

     11.  Nonassignability

          The right of a participant to the payment of deferred compensation and earnings thereon under the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except by gift to the director participant's family member(s) or to trust(s) of which such family member(s) are beneficiaries and subject to the administrative procedures and conditions set forth in the "Administrative Procedures Regarding Transfers of the Right to Payment of Deferred Compensation dated 20 September 2001" attached as Exhibit A; to his or her designated beneficiary; or by will or the laws of descent and distribution.

     RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and empowered, in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to accomplish the amendment of the Plan as aforesaid, and to carry out the intent and accomplish the purpose of these resolutions.

                                           APCI BOARD OF DIRECTORS
                                           20 September 2001